NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

NASH FINCH COMPANY

Moderator: Lynn Colman

July 25, 2013

9:30 am CT

Operator:  Please standby we're about to begin. Good morning ladies and gentlemen and welcome to the Nash Finch Second Quarter 2013 conference call.

The company has asked me to advise you that this call will include forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that could cause such differences are described in the Nash Finch Press Release and in the company's filings with the SEC including its Form 10K for Fiscal 2012.

The company also notes that the call may include references to certain non-GAAP financial measures as the term is used in SEC Regulation G such as consolidated EBITDA reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures are provided on the investor relations portion of the company's Web site under the captions, Presentations and Supplemental Financial Information and in the schedules to the company's earnings release which can also be found in that same portion of the company's Web site under the caption Press Releases.

It is now my pleasure to turn the conference over to the company's Chief Executive Officer Mr. Alec Covington, please go ahead sir.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

Alec Covington:  All right well thank you (Rochelle) and good morning everyone, I am joined by Kathy Mahoney our Executive Vice President and General Counsel for the Company and also Bob Dimond our Executive Vice President and Chief Financial Officer.

As we've done in the past Bob is going to start out by giving us a brief overview of the quarter and I'll be back to provide some additional flavor on the quarter, the business and then to talk briefly from the Nash Finch perspective about how we see the merger that we announced - that Dennis announced earlier this week, so with that Bob.

Bob Dimond:  Thank you Alec and good morning everyone. Total company sales for the second quarter 2013 were 1.2 billion compared to 1.1 billion in the prior year quarter, an increase of 9.1%.

The acquisition of 12 Bag 'N Save and 18 No Frills stores last year contributed to a net increase in total company sales of 23.1 million which is comprised of $50.9 million increase in the retail segment sales being partially offset by a 27.8 million decrease in food distribution sales that are now reported in the retail segment. Consolidated EBITDA and net earnings were affected by several significant items which are presented on the table on Page 2 of the Earnings Release for the current and prior year periods.

Adjusted consolidated EBITDA was 26.9 million or 2.2% of sales in the second quarter of 2013, this compared to 27.8 million or 2.5% of sales in the second quarter of 2012. Consolidated EBITDA was adjusted to exclude the impact of significant items which netted to zero in the second quarter of 2013 compared to a charge of 1.6 million in the second quarter of 2012. Including the impact of significant items consolidated EBITDA for the second quarter of 2013 was 26.9 million or 2.2% of sales as compared to 26.2 million or 2.4% of sales in the prior year quarter.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

Adjusted net earnings were 8.4 million or 64 cents per diluted share in the second quarter of 2013 compared to 9 million or 69 cents per diluted share in the first quarter of 2012. Net earnings were just adjusted to exclude the impact of significant items totaling the benefit of .5 million or 4 cents per diluted share in 2013 and a charge of 94 million or $7.24 per diluted share in 2012 primarily the result of the goodwill impairment charge last year, including the impact of significant items of reported net earnings for the second quarter of 2013 for 8.9 million or 68 cents per diluted share as compared to a net loss of 85 million or $6.55 per diluted share in 2012.

Military segment net sales were 537.5 million, an increase of 2.2% in the second quarter of 2012 compared to the second quarter of 2012. The military segment EBITDA was 6.9 million or 1.3% of sales in the second quarter of 2013 as compared to 11.8 million or 2.2% of sales in the second quarter of 2012. The decrease in military EBITDA was primarily due to the declines in margins related to lower inflation year-over-year and reduced contractual margin rates as well as from incurring several large casualty insurance claims related to transportation accidents.

The combined food distribution and retail segment sales were 667.3 million, an increase of 15.4% in the second quarter of 2013 compared to the prior year period. The increase in retail sales was primarily attributable to the Bag 'N Save and No Frills acquisitions which were responsible for a 50.9 million year-over-year increase in sales in the second quarter of 2013. Because Bag 'N Save and No Frills were food distribution customers these acquisitions were responsible for a 27.8 million year-over-year decrease in food distribution segment sales in the second quarter of 2013.

Retail same-store sales declined 4.1% as compared to the prior year quarter. The combined food distribution and retail segment EBITDA was 20 million or 3% of sales in the second quarter of 2013 as compared to 14.4 million or 2.5% of sales in the second quarter of 2012. The increase in second-quarter EBITDA was primarily due to increased retail sales and a gain on early termination of a long-term supply agreement with the food distribution customer.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

Total debt at the end of second quarter of 2013 was 433 million as compared to 373.3 million at the end of fiscal 2012. The company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants. The debt leverage ratio as of the end of the second quarter of 2013 was 4.05. Available - availability on the company's revolving credit facility at the end of the quarter was 184.3 million.

On July 22, 2013 the company announced that it had entered into a definitive merger agreement under which Nash Finch and Spartan Stores will combine and all-stock merger valued at approximately 1.3 billion including existing net debt at each company. The merger agreement was unanimously approved by the company's Board of Directors. Upon closing which is expected by the end of calendar 2013 each share of the company's common stock will be converted into 1.2 shares of Spartan's common stock.

Spartan Stores shareholders will own approximately 57.7% of the equity of the combined company and Nash Finch shareholders will own approximately 42.3% of the company's common stock. The merger is structured to qualify as a tax-free reorganization for US federal income tax purposes. We announced on July 24 that our Board of Directors had declared a regular cash dividend of 18 cents per share to be paid on September 6, 2013. I'll now turn the call back over to Alec.

Alec Covington:  All right thank you Bob and I guess from my perspective maybe before we get going there might have been one area there where we referred back to the first quarter prior year instead of the second quarter prior year.

So for those that were listening just make that change and know that, you know, Bob was referencing, you know, the second quarter of 2013 and comparing back to the second quarter of 2012 - somewhat easy to do when you're managing these scripts. But from my standpoint what I would say is that the second quarter came in from an EBITDA perspective, you know, pretty much right on track with where we had expected.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

There really were no surprises; I'm actually pleased that, you know, we can get away from this laborious roll-forward methodology that I've used for the past several quarters as we were going through some fairly turbulent times back in 2012. Lots of moving parts in our numbers so I felt compelled in the spirit of the transparency that we've had here for a number of years to take you through a roll-forward from prior years so that you could understand the detailed moving parts.

With it - that just isn't necessary this quarter because whether you look at it on a pre-adjusted basis we were slightly over where we thought we would be. If you look at it on a, you know, after the one time adjustments we were slightly below where we thought we would be from last quarter. So when I look at adjusted EBITDA we came in within about $900,000 or so where we were last year, we expect it to the flat to prior year. That whole difference not that it is a lot, but that difference is really the effect of the cold, rainy spring that we had.

We incurred about $600,000 alone in extra heat and snow removal expense across our network. This is probably going to be a continual theme that you folks are going to hear from retailers I suspect if you haven't already because this was just a very unusual spring in that regard. I remember walking into a - one of our retail staff meetings on a Monday morning and, you know, it's traditional at Nash Finch that when we kick off spring season we begin to sell barbecue ribs on the parking lot.

We have smokers that we use and we set up those smokers under tents and we market barbecue ribs to the customers on the parking lot - great aroma, great high quality product and so it's a really good thing to do, everybody enjoys it. So the first weekend that we actually did that I remember coming to the retail staff meeting the following morning and asking Tom Swanson who runs our corporate retail, you know, how did we perform with the ribs this past weekend?

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

He said, well we did pretty good but it would have been better had we not had two of our tents collapsed due to heavy snowfall. So, you know, that in itself is a good indicator of what we put up with during the spring, not unusual to everybody in the upper Midwest, everybody experienced similar things. And that really accounts for the lion's share of that differential.

Now when you focus on revenues I think that it's fair to point out that our revenue trends improved quite nicely in the second quarter and we came in with a positive growth of 9.1% and frankly I don't think you've seen us do that in a while. So we're pretty proud of that and that compares to the 2.3% growth that we had in the second-quarter - or in the first quarter I'm sorry and so you can see that the engine is gaining speed and it's gaining steam and so the momentum is moving in the right direction.

And by the way we were able to achieve that in spite of the fact that we had a difficult spring that really impacted all three of our business units but they were able to overcome that. You can see that impact a bit more visible in the real - retail side of our business, you know, in our comparables sales but it was actually impactful and all of our businesses it's just that there was corresponding growth that helped mitigate a lot of that and our other business units.

In military we're very pleased to see that we saw an actual sales increase year-over-year to the tune of 2.2%, this is dramatically accelerated momentum from quarter one where we had, you know, saw a small 40 basis points decrease. Now I will say we had limited impact on sequestration in the second quarter, we're actually going to see more impact of that in the third quarter and I'll talk about that a bit later, but our military business is performing quite well.

They're adding new customers, the impact of the worldwide network is becoming more impactful to us, we're executing well along with our partners Coastal Pacific Food Distributors on the West Coast and we're doing to right job for many of our worldwide vendor partners which now is a pretty long list and getting longer, so we're very, very proud of that group and what they've been able to do.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

I mentioned before that we did open a number of facilities in a really compressed timeframe and with that we put a lot of pressure on our MDV Team to try to get a lot of things working at one time and with that comes some thumps in the night and things that you wish would be - with go differently, so we've had our share of opening issues as we've tried to get the Oklahoma City opened.

As I mentioned before we had a hard time hiring drivers because so many of them were going up to the Bakken oilfield and we now have gotten our arms around that. We just had a new workforce there and they are now executing extremely well, so we're seeing improved results in Oklahoma City. We had had some inventory issues and just trying to better manage those inventories out there that seems to be behind us.

I think the one thing in our military network that will be with us for a while on the operational efficiency side - and it's not anything that the group's doing wrong, it's just the nature of timing and that really doesn't have much to do with Oklahoma City, it has more to do with Landover and that is the fact that until we get that perishable center open we're actually forced to run inefficient miles to service New England and the Northeast which we're already doing.

So, you know, even before we opened the perishable center we're already going up into New England, the far Northeast with loads but we're only able to go there right now with dry product and we need to take care of this customers and we're going to take it is customers. But because we can't yet go with frozen and refrigerated some of those loads are very inefficient. And that's going to be with us for a while, once we get that perishable center open in Landover which will be shortly after the first of the year we'll be able to drive those efficiencies and we'll see the overall network smoothed out in terms of efficiency.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

So, you know, we're pleased with the progress that our team at MDV has made in smoothing out the rough edges on the operating side. Very pleased with the way they're executing and adding new customers and volume and you can see it in their numbers so, you know, as we roll into the fourth quarter and we get past the cycling of the decreased drayage rate impacts from the bids that we went through we're going to see the military business not only turn positive on the revenue line but they'll also turn positive on the EBITDA line.

So we're still cycling through the impact of what we went through in 2012, headed to some better times there particularly in light of the growth that we're seeing there. On the retail side of our business we posted negative comp sales of -4.1, that of course includes the impact of the cooler spring and - but it also has the impact of competitive situations that we were fully aware of.

When we acquired the Omaha chain of No Frills and Bag 'N Save last year we did so fully aware that there were going to be Walmart neighborhood grocery stores that would open in that market. The key for us was to make sure that we based our economics and our acquisition model on what those stores would look like after the entrance of the neighborhood markets not on before, and we did that. So when you look at the way that the Omaha team is actually performing against our model they're doing an exceptional job.

We've got a very strong management team down in Omaha; they're executing extremely well. Store conditions, you know, even as Spartan was touring those stores in preparation for our merger announcement they were extremely complementary of Omaha, they called them out especially on their ability to execute down there and their store conditions. So they're doing a really good job there, they're actually performing slightly above our model.

But listen, I mean we knew that they were going to experience some negative comps driven by these new openings, we understood that when we bought those stores. So, you know, that impact is actually in that number, it also includes the Walmart Supercenter, the second one of course that opened several months ago down in Rapid City, South Dakota, we're still cycling that.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

But I will say that our stores which in that market we go under the Family Thrift banner, in that particular market we're actually outperforming the surveys that we ran in that market ahead of the Walmart Supercenter opening so we're quite pleased with that. We've been able to add a liquor store and to our Bacon Road store and that has helped a lot so we're seeing good things there and we're very pleased but yet we still have to cycle through this Walmart and that is embedded in our comps right now.

When you set aside of what we knew was going to happen in Okla- in Omaha and you set aside the impact of the Walmart the balance of our legacy stores are actually doing well, Family Fresh is doing extremely well and River Falls and Farmington along with Hudson and New Richmond, so all of the Family Fresh stores are performing exceptionally well, even in light of the soft spring. We're getting ready to open our next new store in St. Peter Minnesota, that's coming up here just within next few days.

The store has been remodeled it's not quite done, but even as we were remodeling that store the volume was already growing in that we've had extraordinary increases in the perishable areas which is what we want to see and we just opened our new liquor store there in St. Peter here just a few weeks ago and it's ext- performing exceptionally well. So retail is right on track, food distribution man I can't tell you how glad I am to see the type of numbers that they're posting.

Now if you look at the press release you see that the increase in food distribution is showing up at about 10.3%. So one of the things that we have to realize in that, that there is $27.8 million worth of volume that actually transferred out of food distribution into corporate retail. So if you take that into consideration they did not post a 10.3% increase in volume, it was actually 16.6% once you take into account the movement of that volume.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

That is extraordinary for us, that's a radical turnaround. Now, you know, we went through some major changes in our business a year ago, we told you what we were doing. We revamped our private label program, we took some pain there in reducing our margins, we changed our produce program, we talked about that - a lot of pain and agony that we went through with that, so we took some pain in 2012.

And if you listen to the calls and if you listen carefully to what I said we were doing, we said we were doing that in order to better position that food distribution business for growth because it had been stagnant, it had been declining and we wanted to change that trajectory. Well guess what now you look up and you see a 16.6% increase in overall volume, by the way that is not coming from any one specific area but it is coming from the new customers that we've added into our traditional wholesale business coming from other wholesalers.

It includes customers that are buying more from us than they were before - more produce, more private label penetration all those kinds of things. And of course includes the growth that we're experiencing as we've got more involved in alternative channels and other types of retail formats that are selling food, utilizing our nationwide network with customers such as Dollar General. So all of those things are embedded in those numbers but, you know, when you pull out Dollar General or you slice it, dice it anyway you want to the fact of the matter is the business grew and it grew in all of the key components of our customer relationships.

That is important, it's distinctly different and it demonstrates a radical turnaround in that important part of our business. Now you'll notice on the one-time list that we benefited on a one-time basis from the termination of a contract on a particular store and that has a - I think the charge Bob was what 2.6 million, I mean it was substantial. So if you look at the benefit of the termination of that contract it would lead you to conclude that it must have been something fairly substantial.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

And we never like to lose a store but this wasn't a single store and it was a store that was actually sold to another operator that is supplied by a competing wholesaler, they have a lot of stores supplied by somebody else so when they bought the one store it made sense to consolidate that with the rest of their business, we understood that. You know, the people that acquired it are good friends of ours, we have the highest respect for them and this is a part of the country where we are focused on a lot of growth anyway which is in North Dakota.

So we're growing very fast in North Dakota, we hate that this one store got bought out by a customer that we don't supply but that happens. And it just so happened that we had a pretty, you know, there was a lot of reasons for how this operator got into this unit, it prompted us to have a pretty strict termination contract. So the significance of the one-time payment I think maybe - exacerbates what it may appear in terms of the termination, it's one store not a bunch of stores and it's in North Dakota where we have a lot of new business that we're adding, so, you know, we need to keep that in perspective.

So going forward the obvious question is, wow if you had a contract that got terminated and it resulted in the gain of 2.6 million what does this mean going forward? Well we have so much business being added that we, you know, we have no reason to change our expectation for the year or future years because it just simply is noise in our numbers, we have business of course all the time that is moving in one direction or another. The fact of the matter is we have so much growth it more than mitigates this impact and keeps us in the same spot that we intended to be.

So we're very, very pleased with the way that this food distribution group is executing, the program changes we made is working, it's clear, customers are moving our way, we're very pleased to see that. The management changes that we made in that business while very difficult are proving to be the right changes and that team is really executing and incredibly well focused on growing their business, so we're thrilled with this story.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

Now trying to capital spending and debt for a second, on the capital side of things our number really hasn't changed, we actually - it may have went up by $100,000 or so but, you know, we are still expecting to spend 49.9 million - I think that number might have been 49.8 when we talked about it in the last quarter, it's just a small change there that's taking place. Just under 18 million of that as we mentioned before will be spent in normal maintenance items - roofs, parking lots, general repairs.

And then on the strategic side that will be just over 32 million and that includes the remodel that we're going in St. Peter, Minnesota. That includes the new perishable center that we're building and Landover Maryland, that also includes the new facility that we just acquired in Bloomington, Indiana because we outgrew our facility and had to find more space. So all those things are embedded in that but it's largely on change from the direction that we gave you at the end of the last quarter, I don't really expect any further changes on the capital side going forward.

Now our debt levels - our debt actually came in quite a bit lower than we had thought and that we had discussed during the last quarter. The primary reason for that is because that our team is just doing a really good job in managing inventories - our inventory turns are up, our aged inventory is down, our discontinued product inventory is down because the teams both in military and in food distribution are doing a much better job in managing those things.

And also, you know, they're down somewhat for what I wish was not the case and that is they're down because there's so little inflation in our business right now that there just isn't much room for a type of logical forward buy activities, so they're down also for that reason. If you look in their numbers you'll see a credit for (LIFO) which you never hardly see and that is about all you need to know about how much inflation - or lack of inflation we're seeing in our business.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

So our debt level came in that 433 million as compared to 397 1/2 at the end of the first quarter. Now that increase in working capital is somewhat driven by the fact that we have so much additional tobacco inventory in our mix today. The mix of tobacco in our overall inventory is much higher than it used to be because we've grown a lot in the cigarette and tobacco area. And whether you know it or not when you are acquiring and buying cigarette inventory unlike other types of inventory we don't get accounts payable offset to that.

You actually pay for cigarettes before they're shipped so, you know, you have no accounts payable float on that, so it's a one-for-one relationship on inventory equity. And so as we grow our inventories there it has a little bit more profound impact on our working capital, lots of other benefits but that's the one drawback. Now our debt ratio at the end of the quarter was 4.05 which as Bob mentioned continues strong availability on our revolving credit facility.

We expect that that debt will drop by about ten million by the end of the third quarter and then we'll likely see it settle in at somewhere around 408, 409, 407 somewhere by year-end, dropping back below that four times EBITDA which, you know, we've always said, you know, this company levers pretty quick. We've applied working capital to some acquisitions and expansions that we've made here in the last few years so that's why it's up.

I don't mind it being up for a little while but I don't like to see it up, you know, for a long period of time. But fortunately, you know, we're in a position to de-lever and we'll get that whittled back down in the range that it would normally be here before too long. Now in summary I would say that our revenue trends should remain positive in the third quarter, I see no reason for that to change. Now sequestration itself will impact the military segment more in the third quarter because the furloughs really have just begun.

We've only saw, you know, really only a couple of weeks now with actually having the furloughs and the furloughs translates into the commissaries actually closing one day a week, so if that is the impact we sense that the commissaries are trying to get their arms around their ordering cycle so, you know, we're seeing some of that noise in our numbers right now, so it's a little unclear to us, you know, how this would really impact us fully in the third quarter.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

But I would say in our - in the direction that we gave the markets we always knew this was coming and we tried to factor it in and so we're not compelled to make any changes in that direction. You might argue with the results we've had in the second quarter we ought to be thinking about raising that but we're not because of sequestration. So we're going to leave it put where is, we're comfortable with it, we think we've accounted for sequestration in that number but again it has just begun, so we'll just have to see.

Now I want the audience here to remember - please remember that in the third quarter last year we had a substantial reversal in bonuses and a lot of accruals that resulted in somewhat of a windfall in that particular quarter, therefore we're not going to be able to comp that third-quarter at an EBITDA level. We're going to see, you know, good revenue growth and we'll continue to see that, but we've got to get over this hump.

Because it was a third quarter last year where we reversed all of the accruals and then didn't accrue anything for bonus or 401K match in that quarter as well, so it was really impactful in that quarter year ago. So as a result of that and only that we'll come in anywhere from $6 to $8 million short of last year's number which was 39.7 just to remind you. And all of that shortfall will be driven by those bonus accrual reversals and what happened last year in the third quarter.

If you took that out you would see that our business in the third quarter operationally would still continue to improve, so just keep that in mind, be prepared for that. Now again when we get beyond the third quarter into the fourth quarter we're going to see quarter-over-quarter improvements both in terms of our top line as well as our EBITDA. Because now we get beyond the comparison somewhat, we're getting beyond some of the changes that happened in our military business.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

We are cycling a few things as well as, you know, the growth we're experiencing will continue to ripple through our numbers into the fourth quarter, so if we get to the fourth quarter we're going to be seeing top line growth, as well as bottom-line growth. We remain convinced that our current full year direction is sound. I mean I was looking out the other day and it looks like, you know, one of our analysts is a little bit towards the low end of our range which was 100 million and then we see that one of our other analysts was more toward the higher end of our range which was flat to prior year - prior year just to remind you was 111.3 million.

So when you blend the two of those I'm very comfortable with where the range is right now, I wouldn't want to see that go up and the only reason why I wouldn't want to see it go up is because we don't know for sure about sequestration and we want to provide, you know, for that level of uncertainty. But I want to stress and I'm not at all uncomfortable with where I see the overall average of the analyst direction for the year right now.

Again we're going to stay consistent with that range, a low number of 100 million, that's where we've been from day one and a high end being flat the prior year which was 111.3. Now I'd like to turn my attention just for a moment if I might to the discussion on the merger that was announced on Monday by Dennis Eidson and Dave Staples and the team from Spartan, I think they did a beautiful job of outlining what we're doing and I don't know that I can add a lot to that.

But I did want to discuss that a little bit from the Nash Finch perspective in terms of helping you to understand how we see and how we arrived at that conclusion that that was the best thing for our company and for our shareholders. I think first of all the story behind this merger is quite simple and it may be overly simple.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

But in essence, you know, if you think about it it's a story about two companies combining in order to unleash about $50 million worth of synergy and in doing so distributing back literally hundreds of millions of dollars of shareholder value to our respective shareholders which will remain as part of the combined company. Because as Bob mentioned this is a merger, it's not an acquisition therefore it is a tax-free exchange which makes it very efficient for us and our shareholders as part of this combination.

Now, you know, I was looking at some numbers yesterday and I think in order for our shareholders to get comfortable with what we're doing there's a series of things that they have to understand and get comfortable with which I'll outline. But you first got a get comfortable with the story and the investment thesis behind this combination, there's a million reasons why Dennis Eidson and I think this is the right thing to do.

But from a sheer investment perspective it really is a synergy story, it's about two companies coming together, unleashing about $50 million worth of synergy through that combination and distributing that value back to our respective shareholders - 42.3% of which will be our shareholders. Now when you think about that, that is like putting two companies together and as a byproduct getting a third company with a market cap similar to Nash Finch in total - that is the significance of this $50 million.

Our market cap yesterday if my little iPhone is accurate, we closed at 25 and a nickel it looks like on share price it looks like that market cap, you know, was created from that share price that was created about was about $307.5 million dollars. Take that $50 million, put a multiple on it you will come up with a market cap creation in doing so that would arguably be greater than the market cap of our entire company when we closed in the market yesterday afternoon.

I have - I don't know of another way at Nash Finch as the CEO of this company that I could provide that level of shareholder value to my shareholders through any other strategic move. And by the way we are delivering the $50 million worth of synergies - hundreds of millions of dollars worth of shareholder value and you know what we're paying for that? As shareholders the only thing we're paying for that - the only thing we're paying for that is the amount of money it takes to complete this transaction and get the integration done in order to unleash those synergies.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

So imagine ROI on gaining $50 million in EBITDA versus all you're spending is a very amount it takes unleash that through the integration cost as well is the transaction cost. I have no other way to deliver that kind of value to my shareholders. Now the one thing that I want us to understand though is that in order to buy into that thesis there are several things that you got to get comfortable with.

The first thing that a shareholder has to get comfortable with is the underlying business trends, yes we can talk about synergies all day but if we don't buy into the underlying business trends then we could see that we're inheriting risks instead of opportunity. Now Dennis and I have examined one another's companies at an enormous level in our case we feel somewhat of a painful level of detail. And this brought us to a conclusion that we are not creating risk but we are reducing risk.

Set the synergies aside for a second, set the synergies aside for a second, the day that we combine these two companies the debt ratio which Bob and I just described as 4.05, day one for Nash Finch will drop below 3.00. Why? Simply because we're spreading the debt across the combined companies, that represents a huge upside for our shareholders because of diversification of balance sheet risk - day one we - it's deleveraging for our shareholders from where we sit today, that is powerful.

For the Spartan shareholders day one they get diversification of business risk - today it's a Michigan corporation, they largely operate in Michigan. You know, now you get out of Michigan, you're going to be able to operate in states that have high growth. The Bakken oilfield North Dakota, South Dakota these are high growth areas that they're not operating today. That is a diversification of business risks that is truly beneficial set aside the synergies, that's beneficial for the Spartan shareholders in my view.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

In addition to that they get a broader geography, they diversify their geography. They're no longer dependent solely upon what goes on in the state of Michigan. In addition to that they get diversification of business segments, they get into the military business, they get into other businesses and segments that they're not in today. So for both set of shareholders it is impossible for me to understand how this does anything but reduce risk for both sets of shareholders.

From our side is very much a deleveraging event, from the Spartan side it's diversification of business risk. Now in order to buy into that you've got to make sure that we have done the right job in examining one another's business. And I assure you we have, not only have we done it but Spartan hired their own outside financial advisors, we hired our outside financial advisors because it is not acquisition, because it is a tax-free exchange and a merger we are not only - not only should we do it but were obligated to do a high level of due diligence on them at the same level we would be doing it if we were make an acquisition and they did that and we did that.

And our conclusion was quite simple, we believe that Spartan is a highly consistently performing company, they have taken the company and navigated it through the darkest, deepest recession that's a great depression and arguably one of the most difficult states in the United States to operate in and they did it beautifully. On the other hand look at our second quarter, you know, we are a growth story. We have created a worldwide network, yes we had some setbacks in '12 because of things that changed in our strategic plan but that didn't phase us, you know, we never backed up from that plan.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

Look at our longer historical performance; just like Spartan, Nash Finch since 2006 we took this company from EBITDA that was in the low hundreds up to a higher just under 144 million and in 2008 we were marked as the third best performing stock on the Fortune 500. We navigated through the recession just like they did for three straight years, hovered around that 139, 140 range and then obviously we experienced some changes last year in the military business and now look at our story today.

Just as we said we are turning the corner on the challenges that we had operationally in military, we have a growth story in food distribution we're using effectively the worldwide network. You never combine companies in a merger if you have any sense at all, no company is going to combine with another company in a merger if they believe the other party is going to experience severe difficulties - nobody would do that.

You do a merger in the area of strength not weakness and so we are putting these two companies together with both of them stable, both of them strong and us growing. That's the right time to do this and it's the only time that I would have an interest in doing this and combining our two companies. Now once you get comfortable with the underlying business, now you start layering on the synergies because that's where that value creation really comes from.

Now in order to again buy into the thesis of this combination you first as I said you got a believe that the foundation's proper, that both companies are sound. But secondly you've got to believe in those synergies and when you look at the synergies it's not just the number and in fact it's less about the number and it's more about the process. So what was the process that we used to arrive at the 50 million in synergies? Well let me tell you I didn't do this and Dennis didn't do this.

We put our top executive management teams from both companies together with one another - somebody from purchasing, somebody from logistics, somebody from all the various respective disciplines, they went through the detailed level of our businesses, they looked at who was buying things better, where there were opportunities, where there were benefits in the combination. They developed that synergy list along with the people that just simply looked at the redundant overhead cost and they established what those buckets are.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

And when was all put together and you added it altogether and happened to come up with a number that was in the $50 million range. Now so $50 million is a number that Dennis and I said we would sign up for and one that we said we would commit to going forward and that our people by the way committed that they would sign up for. Now in addition to that they hired an outside financial firm to help them validate the synergies and we hired a separate financial firm externally to health is validate the synergies.

So when you look at the $50 million in my view it's very straightforward, first of all it falls in three major buckets, consolidation of corporate functions. Well what is that? Well it's things that is profound as the company probably doesn't need two CEOs going forward, it doesn't need two CFOs going forward, it doesn't need two audit departments, doesn't need two audit firms, it doesn't need two board of directors - so these are just very straightforward I mean there's, you know, there's no complexity.

Is it painful? Yes. Is it things that will, you know, potentially impact individuals? Yes. But is it things that are complicated? No it's not, its things that are straightforward that you just do when you're combining and putting two companies together and that's a big part of that $50 million. The second is in the purchasing synergies, that's not just products by the way but it's also services - looking at everything from our cell phone services to who's buying supplies in their warehouses cheaper and better than the other one.

And I have a very strong opinion as does Dennis about how you do this. I don't believe in the word extrapolation, in fact I get very, very upset when somebody comes to me with an extrapolated result. We didn't do it that way, we got down to the level of detail, we looked at the private label applesauce, and what Spartan was paying for private label applesauce and what Nash Finch was paying for private label applesauce - we went to that level of detail. And from the bottom-up approach we built a model and accumulated numbers that are part of the purchase synergies.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

There are those and I think they're probably right that would argue that in a normal combination of two companies and distribution that has this much procurement that the overall synergy coming from purchasing probably should be directionally close to the number that we have in total for synergies and I wouldn't argue with that. But the point is we did not extrapolate anything, we didn't actually get to everything either.

But the synergies that we have in the purchasing side of things represents the exact dollars from the party who was buying that particular item better than the other and it didn't even assume that by combining you could buy it better than either party was buying the applesauce. It only assumed that we would continue - that whoever's buying the applesauce best would continue to buy it.

And then the third bucket - and by the way on the purchase synergies for a moment, my comfort level there resides in a couple of areas. Number one I've had the opportunity to meet Dennis's team in that area and they're quite talented in what they do. And I'm a guy that, you know, I ask very straightforward, pointed questions at people to understand how convicted they are around those numbers, I got very comfortable.

On our side I know we have very talented people as well but let me remind everyone who may not know this is also Dennis's personal wheelhouse as well because this is an area that he's spent a big part of his career and I know that he knows this very well, so I get very comfortable with it from that perspective. So operationally there are other efficiencies that comes out, one of the examples of that is where we operate a national freight program here at Nash Finch that happens to be a little bit of my wheelhouse from the past.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

I understand the importance of being sure that we are managing the products as they flow into the warehouse not just out of the warehouse and so we have more than doubled the amount of freight management that we do here. We put in a very sophisticated system, we have a team that manages that process for our entire network, both military and civilian through a national freight department here in our headquarters here in Minneapolis. We'll be extending that service over to Spartan upon the completion of the combination.

So that's just one example of many of operational efficiencies that we've accumulated. So the point to understand a little bit is nothing's easy by the way but the $50 million are fairly straightforward, they're defined opportunities, they're defined at a very detailed level. I think Dennis appropriately answered the question the other day by not giving into the weeds and details of things that we've not yet had the opportunity to talk to our own people about.

By the way we're going to continue to operate as separate companies for several months yet so we have to be mindful of that. But make no doubt about it the synergies were built from the ground level up, they were validated by our teams. Dennis and I have both spent hours in that area and by the way we both enlisted outside resources to help make sure that they have been validated.

The third that, you know, that I think about in this transaction is managing risk and we've done a very effective job in managing risk through the structure itself. It is a merger, it's a tax-free exchange - couldn't be more efficient for our shareholders. And because of the merger as I mentioned before it allows for an extraordinarily manageable debt structure, nobody has acquire the other person and pay some outrageous premium and lever up their balance sheet.

This actually provides for an incredible low risk debt structure and, you know, our banks have been very excited about this opportunity. And both Bob Dimond and Dave Staples have done a brilliant job in putting together a billion dollar financing facility which will be available to the company but the debt leverage as you know will be very, very manageable when the two companies come together, by the way deleveraging for our particular shareholders.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

We're going to be able to have the best talent, that's one of the things that happens through, you know, the function of the merger. We're going to be able to pull the best talent together; this is the best athletes approach. And we'll be drawing from the talent of both companies in the areas of responsibility to make sure that this thing gets managed right and that we manage the risk, so I think that also helps to manage the risk.

And I think that, you know, if it makes any difference the integration and the synergy will be a key area for myself personally as an advisor to Dennis and as an advisor to Dennis and the company after the combination of these two companies. And just like purchasing and merchandising is his wheelhouse this is my wheelhouse and things that I've done many times and understand quite well and I think that I can add value there. But the integration process while it's not easy it's fairly straightforward between these two companies.

And then lastly it positions our company for growth and that's something that we've got to be focused on. The balance sheet will be very strong and well-positioned for growth regardless of where it comes. Both companies have grown by being a (national) strategy for some of their customers. I think that, you know, one could imagine that that might continue. We've both grown by, you know, opportunistically seeking out acquisitions, one could imagine that that might also continue.

And I think the other thing is both companies are experiencing growth, you know, they've been able to grow historically. We believe that, you know, that will continue and we obviously are demonstrating extraordinary growth as well. So when you look at the overall combination, you know, I look at it and say in how many different ways will this reward our shareholders? Well number one we've already announced one significant way that it's going to reward our shareholders and that is by setting the initial dividend policy at 48 cents a share.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

And by the way if you look at what Spartan's done over the last several years, you know, they've demonstrated, you know, a nice track record focusing on that dividend from time to time and looking for ways when they felt appropriate to actually incrementally improve that. So that in itself - that 48 cent dividend being a giant step, that in itself should make clear the confidence that we both have in the businesses and the ability to gain the synergies.

You know, the second way that we're going to reward our shareholders is by delivering on the synergies. There is no lack of confidence and our ability to deliver that - 50 million, put a multiple to it, well in excess of $300 million worth of shareholder value distributed back to our shareholders in a tax-free exchange basis, 42.3 of that coming right back to our shareholders. Now keep mind from a strategic perspective this combination takes no strategic alternatives off the table for our management team and our Board of Directors.

Anything that we could of done before we can do better and do the same afterwards; we're just doing it starting from a much higher base. Secondly you see that when you build your model no matter how you build it this company - even though it's not going to have a strong amount of debt has an extremely strong combined free cash flow when you add in the synergies it's remarkably strong it begins to delever in a very fast way. Deleveraging alone converts debt to equity and also in that creates shareholder value.

And lastly we fully intend to grow the business whether it be through organic growth as we're doing, retail store acquisitions as Spartan has been brilliant at or accretive acquisitions that present themselves along the way. And lastly from my standpoint there's probably one final point that I ought to give our shareholders comfort in this and that is that when Dennis and I cast our vote along with the rest of our boards of directors which unanimously voted in favor of this transaction on both sides of the fence, Dennis and I specifically didn't just vote as board members.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

And we didn't just vote as CEOs of our respective companies, we both voted has significant shareholders, right alongside with the people that will be voting through the proxy process. So you got to know that we have a lot of confidence in this transaction because I don't know about Dennis but I certainly can't afford to screw that up on my side otherwise my retirement will look very differently.

But I know from my shares as a shareholder as well as from the CEO there is no other way that it would be possible to deliver this much shareholder value at such a small degree of cost - 50 million, hundreds of millions of dollars in value and the only cost to get it is the cost to combine the companies and the cost to integrate and get the synergies - that is about as good as it gets at least from where I stand as an investor. So with that (Rochelle) if I could have your assistance I'd love to be able to take any questions from the group that they might have.

Operator:  Thank you, the question-and-answer session will be conducted electronically, if you would like to ask a question please press * followed by the digit one. If you are using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment. Once again * one to ask a question and we'll pause for just a moment. And our first question we'll hear from (Ajay Jain) with Cantor Fitzgerald.

(Ajay Jain):  Yes hi, good morning - I know that there was some mention about some earnings pressure in military from higher insurance premiums and lower contractual margins so I just wanted to clarify sort of the relative impact from those two things, how much earnings pressure from those two items was incremental in this latest quarter and do you see those as sort of permanent margin headwinds if you will?

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

Alec Covington:  Yes (Ajay) thanks, that's a good question. So if you look on the one time schedule you see casualty insurance claims losses of 2.1 million, that's actually what you're talking about and that's a one-time item and it has no bearing going forward on our business.

We unfortunately just had - it's very unusual for us because we've had a great record here for a number of years, but I guess at some point at time it catches up with you a little bit. But we had a number of claims losses all that hit at the same time here for a variety of things that happened across the broader network and so it just all kind of came together with this one significant item there.

So we shouldn't factor anything differently - and Bob if I'm not accurate make sure you straighten me out, but I'm not aware of any reason why we would think about our business going forward differently. This is just in response to the very specific claims that occurred during the period or during the quarter year and sometimes it's actually, you know, claims that may have not happened in the quarter but now they've been reassessed. So it can be a variety of things that's in that number but it's not an ongoing item, it's more of a one-time hit.

(Ajay Jain):  And as it relates to the contractual margins?

Alec Covington:  Yes so if you're talking about the - if you're actually talking about the - the only place I would know you would be seeing that would be on the military side of the business from the (drayage rate) decreases that we experienced back in '12 - is that what you're referring to (Ajay)?

(Ajay Jain):  Yes I guess I'm just referring to I think there was some prepared commentary in the Earnings Release about lower contractual margins in military.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

Alec Covington:  Yes that is - that comment was actually referring directly to these (drayage rate) decreases and that had to do with those RFPs - those requests for proposals that we went through back in late '11 and '12 and that's what we are cycling through right now.

So once we get into the fourth quarter we begin to burn that off and over time so we've got one more quarter that we've got to go through a significant amount of that and then we get into a period of time where we're cycling beyond that. But that's what that refers to, that refers to the rebids that CPG companies did back in late '11 and '12 that impacted a number of our vendor contracts on the military side of our business, that is not continuing of course, but we're just cycling through it - does that help?

(Ajay Jain):  Yes that helps and it's just a follow-up, I think you indicated that the work on the Maryland facility is going to be finish in early 2014, I just wanted to ask how significant are the remaining operational issues in Oklahoma City and Maryland?

I asked before about the relative impact from the insurance premiums but can you give any color on how much the 40% declining EBITDA for MDV was driven by issues - with any remaining issues with those two facilities?

Alec Covington:  Yes so if you look in the quarter there's directionally about $1 million or so and that's, you know, that's an approximation but I don't think I'm that far off, directionally about a million bucks that is related to issues in Oklahoma City, but more frankly nowadays into Maryland and - because we're cycling through and getting the preopening cost and some of the issues in Oklahoma City, you know, somewhat behind us.

But what we're faced with now (Ajay) as we're running, you know, dry vans up to New England and so vendors that have both dry product and refrigerated products can't ride on those trucks because we don't have the capacity there, so those vendors aren't able to come, so right now those loads are inefficient. And I do know that Ed and his team is getting better and better all the time at managing that, but I think that's going to have anywhere from $400,000 to $500,000 worth of continual impact in the third quarter on the Maryland side until we get that thing open and I'm given an approximation there.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

But I know it would be at least that - but in aggregate between Oklahoma City and the Northeast, you know, it was about $1 million in overall cost that was embedded in the second quarter that hurt us there. Now there was a couple of other things that was in there also by the way in addition to the drayage rates we've had no inflation in that business either.

And a year ago, you know, we saw some nice price increases actually in the second quarter that didn't represent themselves in the second quarter of 2013 and that had an impact as well and hopefully, you know, we'll see that come back - well we know we'll see that come back at some moment in time.

(Ajay Jain):  Okay and I just wanted to clarify a couple of things on the termination of that supply agreement with that customer that was mentioned, I know was just one store and I think you indicated a $2.6 million impact, was that revenue or EBITDA impact?

Alec Covington:  No that was actually one time EBITDA and actually we pulled it out on the one time schedule so you see it on the press release there as a positive 2.6 million it says gain on early termination supply agreement that is that store - so it's a one-time item, so that's where it's called out at.

(Ajay Jain):  And so it was deducted from your EBITDA reconciliation?

Alec Covington:  Yes from an adjusted perspective we pulled it out and that's where we come up with about $900,000, because if you add up all the one times they actually net themselves out. You know, we had 2.1 million to the downside in claims; we had some other restructuring costs and transaction costs associated with the deal we are undergoing right now with Spartan. And then going the other way we had the positive of the termination of the contract, when you net it altogether it just - it was just by accident that it all netted out to zero.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

(Ajay Jain):  Okay just lastly, you know, I've heard anecdotally about issues with driver shortages in the industry I'm just wondering if you are see in any recent evidence of that in terms of being able to hire and retain drivers and if that's having any incremental impact on your cost structure?

Alec Covington:  Yes well we are in we have been, it's better now (Ajay) because we're, you know, we're not hiring as many drivers as we were when we were trying to open and these facilities both in terms of - it really got tough for us in Oklahoma City more so than elsewhere.

But broadly we are seeing exactly what you're talking about and it's in some cases it's forced us to use third-party carriers. And we've had to pay, you know, pretty high money sometimes to get those trucks out which we wouldn't normally do. But I think the bulk of that is behind us in this overall network, I believe that today, you know, we're pretty much - we may still have a little bit of that going on but I believe for the most part we're, you know, we have our driver network in place now.

But I think that's an accurate statement broadly across the network, I mean these oilfields is really sucking up an enormous amount of capacity on the driver's side. And, you know, sometimes they go up to the Bakken oilfield and they don't stay because they, you know, they want to get back home, you know, to family but that doesn't keep them going. So we've had some that have left and come back, we've have had some that have left and not come back.

NASH FINCH COMPANY

Moderator: Lynn Colman

07-25-2013/9:30 am

Confirmation # 1526765

So, you know, it's really that oilfield situation, you know, in the Southwest but also the Northwest that's creating this -the issue at least as best we can tell.

(Ajay Jain):  Okay great, thank you very much.

Alec Covington:  Sure, (Rochelle) do we have other questions?

Operator:  There are no further questions.

Alec Covington:  Okay with that we thank you very much and we we'll look forward to getting back together but we're also looking forward to the conclusion of our announced merger with Spartan and the completion of our previously announced transaction. So with that thank you very much.

Operator:  And that will conclude today's call, we thank you for your participation.

END